Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
BNC Bancorp

We consent to the reference to the incorporation by reference in Registration Nos. 333-139733 and 333-156067 of BNC Bancorp on Form S-8  of our report, dated December 30, 2011, related to the audit of the statement of assets acquired and liabilities assumed by BNC Bancorp and subsidiary (the “Company”) pursuant to the Purchase and Assumption Agreement, dated October 14, 2011, which is included in the Current Report on Form 8-K of BNC Bancorp filed with the Securities and Exchange Commission on October 14, 2011.

/s/ Cherry, Bekaert, & Holland, L.L.P.

Raleigh, North Carolina
December 30, 2011